                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               Barnes Group Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

Barnes Group Inc.
Executive Office
                                            123 Main Street
                                            Post Office Box 489
                                            Bristol, Connecticut 06011-0489
U.S.A.
                                            Tel. (860) 583-7070

        [LOGO]

                                                                   March 4, 1997

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 2, 1997

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at The Travelers Education Center, 200 Constitution Plaza, Hartford, Connecticut 06103, at 10:30 a.m. on Wednesday, April 2, 1997, for the following purposes:

1. to elect three directors for a three-year term;

2. to elect one director to fill a vacancy;

3. to act upon a proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 20 million shares to 60 million shares and reducing the par value of the Company's common stock and preferred stock from $1.00 per share to $0.01 per share;

4. to ratify the selection of independent accountants for 1997; and

5. to transact any other business that lawfully may come before the meeting or at any adjournment thereof.

Stockholders of record at the close of business on February 4, 1997 will be entitled to vote at the meeting.

Stockholders who do not expect to attend the meeting and wish their stock voted pursuant to the accompanying proxy are requested to date and sign the proxy and return it as soon as possible in the enclosed reply envelope addressed to Barnes Group Inc., Midtown Station, P. O. Box 946, New York, New York 10138-0746.


/s/ MARY LOUISE BEARDSLEY
-------------------------

Mary Louise Beardsley
Secretary

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 2, 1997

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 2, 1997 and at any adjournment thereof. A stockholder who signs and returns a proxy in the accompanying form may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 4, 1997.

                  ELECTION OF DIRECTORS FOR A THREE-YEAR TERM

Three directors are nominated for election at the 1997 Annual Meeting for a three-year term (unless any of them earlier dies, resigns or is removed, as provided in the Company's By-Laws). Thomas O. Barnes, Gary G. Benanav and Marcel
P. Joseph are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting in 2000. K. Grahame Walker, whose term expires at the 1997 Annual Meeting, is not standing for re-election to the Board. In addition, Juan M. Steta, whose term would have expired at the Annual Meeting in 1998, is retiring at the 1997 Annual Meeting pursuant to the Board of Directors' retirement policy.

Pertinent information concerning the nominees for re-election as directors and the five directors whose terms continue after the meeting is set forth below. Each director has been associated with his/her present organization for at least the past five years unless otherwise noted. Except as expressly stated below, none of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

NOMINEES FOR RE-ELECTION

                        THOMAS O. BARNES
-------------------     Director since 1978
PHOTO                   Current term expires 1997
-------------------     Mr. Barnes, 48, joined the Company in 1993. He is Chairman of the Board of
                        Directors and Senior Vice President-Administration of the Company. Prior
                        to joining the Company, he was President of The Olson Brothers Company, a
                        manufacturer of machined metal parts. He is also Chairman of the Benefits
                        Committee and a member of the Executive Committee of the Board.

                        GARY G. BENANAV
-------------------     Director since 1994
PHOTO                   Current term expires 1997
-------------------     Mr. Benanav, 51, is Chief Executive Officer of Aeris Ventures, L.L.C., a
                        venture capital firm. Since 1996, he has served as interim Chief Operating
                        Officer of ProHealth Physicians, a newly-formed medical management services organization. From 1993 to 1996, he was an Executive Vice
                        President of Aetna Life & Casualty Company. From 1992 to 1993, he was
                        Group Executive of that company. He is a member of the Audit Committee, the Compensation Committee, the Executive Committee and the Management
                        Development Committee of the Board. He is a director of Executive Risk
                        Inc.

                        MARCEL P. JOSEPH
-------------------     Director since 1991
PHOTO                   Current term expires 1997
-------------------     Mr. Joseph, 62, is the retired Chairman of the Board, Chief Executive
                        Officer and President of Augat Inc., a multi-national manufacturer of electromechanical connectors and other components. He is a member of the
                        Audit Committee, the Compensation Committee and the Management Development
                        Committee of the Board.

CONTINUING DIRECTORS

                        GEORGE T. CARPENTER
-------------------     Director since 1985
PHOTO                   Current term expires 1998
-------------------     Mr. Carpenter, 56, is President of The S. Carpenter Construction Company,
                        which is involved in real estate management and general contracting. He is a member of the Executive Committee and the Management Development
                        Committee of the Board. He is a director of Eagle Financial Corp. and
                        Eagle Federal Savings Bank.

                        DONNA R. ECTON
-------------------     Director since 1987
PHOTO                   Current term expires 1998
-------------------     Ms. Ecton, 49, is Chief Operating Officer of PETsMART, Inc., an
                        international retailer of pet food and supplies. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of Business Mail
                        Express, Inc., which is engaged in providing expedited print and mail services to corporations. From 1991 to 1994, she was President and Chief
                        Executive Officer of Van Houten North America, Inc. and Andes Candies
                        Inc., manufacturers of confectionery products. She is Chairman of the
                        Compensation Committee and a member of the Committee on Directors and the
                        Management Development Committee of the Board. She is a director of
                        Vencor, Inc., H & R Block, Inc. and PETsMART, Inc.

                        WILLIAM S. BRISTOW, JR.
-------------------     Director since 1978
PHOTO                   Current term expires 1999
-------------------     Mr. Bristow, 43, is President of W. S. Bristow & Associates, Inc., which is engaged in small business development. From 1992 to 1995, Mr. Bristow was New England Region Manager of Roberts Express, Inc., a provider of expedited transportation services. He is Chairman of the Executive
                        Committee and a member of the Audit Committee, the Committee on Directors and the Management Development Committee of the Board.

                        ROBERT J. CALLANDER
-------------------     Director since 1991
PHOTO                   Current term expires 1999
-------------------     Mr. Callander, 66, is Executive in Residence at the Columbia University
                        School of Business. He retired as Vice Chairman of Chemical Banking
                        Corporation in 1992. He is Chairman of the Management Development
                        Committee and a member of the Committee on Directors and the Executive
                        Committee of the Board. He is a director of Aramark, Inc., Beneficial
                        Corporation, Omnicom, Inc., The Latin American Dollar Income Fund, Scudder
                        New Asia Fund, Scudder World Income Opportunities Fund and the Korea Fund.

                        THEODORE E. MARTIN
-------------------     Director since 1993
PHOTO                   Current term expires 1999
-------------------     Mr. Martin, 57, is President and Chief Executive Officer of the Company.
                        Prior to assuming that position in July 1995, Mr. Martin was Executive
                        Vice President- Operations of the Company and prior to that, President and
                        Chief Operating Officer of the Company's Associated Spring group. He is a member of the Executive Committee of the Board. Mr. Martin is a director of Ingersoll-Rand Company and Unisys Corporation.

Directors are elected by a plurality of the vote cast in the election of directors. The Board of Directors unanimously recommends a vote FOR Messrs. Barnes, Benanav and Joseph (Item I on the proxy card).

                   ELECTION OF ONE DIRECTOR TO FILL A VACANCY

By resolution of the Board of Directors, the number of current directors of the Company is currently fixed at 10. The Board believes maintenance of a 10-director Board currently is in the best interests of the Company and its stockholders.

Mr. Walker's determination not to stand for re-election to the Board and the retirement of Mr. Steta from the Board leave two vacancies on the Board. The Committee on Directors has identified a candidate to fill the vacancy created by the retirement of Mr. Steta, commencing in June, 1997. In addition, the Committee on Directors is engaged in a search process to identify a possible nominee to fill the vacancy left by Mr. Walker's departure from the Board and anticipates appointing a suitable candidate to serve on the Board in this connection within the next few months.

Accordingly, Frank E. Grzelecki is nominated for election at the 1997 Annual Meeting, commencing in June, 1997, for a term expiring at the Annual Meeting in 1998 (unless he earlier dies, resigns or is removed, as provided in the Company's By-Laws). Pertinent information concerning Mr. Grzelecki is set forth below. None of the organizations listed as a business affiliate of Mr. Grzelecki is a subsidiary or other affiliate of the Company.

                        FRANK E. GRZELECKI
-------------------
PHOTO                   Mr. Grzelecki, 59, is President and Chief Operating Officer of Handy &
-------------------     Harman, a diversified manufacturer providing engineered products, systems components and precious metal fabrication. Prior to being named to his current post, he held the position of Vice Chairman of Handy & Harman from
                        1989 to 1992. He is a director of Handy & Harman, Chartwell Re
                        Corporation, Morgan Group, Inc. and Spinnaker Industries, Inc.

A plurality of the votes cast on the proposal is required to elect Mr. Grzelecki to the Board of Directors. The Board of Directors unanimously recommends a vote FOR Mr. Grzelecki (Item 2 on the proxy card).

THE BOARD AND ITS COMMITTEES

In 1996, the Board held eight meetings and the Executive Committee held two meetings. Each incumbent director of the Company attended in excess of 90% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served during 1996. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and the internal control structure. Each year it recommends to the Board the appointment of a firm of independent accountants to audit the financial statements of the Company. It reviews with representatives of the independent accountants the scope of their audit of the Company's financial statements, results of audits, audit fees and any recommendations with respect to the internal control structure. The Audit Committee also reviews non-audit services rendered by the Company's independent accountants and periodically meets with or receives reports from principal corporate officers and the Director, Internal Audit, of the Company. The Audit Committee held three meetings in 1996. The Benefits Committee, which met two times last year, administers the Company's pension, profit-sharing, and welfare benefits plans. The Compensation Committee, which met three times last year, administers the incentive and stock plans referred to below, sets the salary for the President and Chief Executive Officer and the other senior officers of the Company and reviews and approves the compensation of the Company's other officers. The Committee on Directors, which met three times last year, makes recommendations concerning Board membership, functions and compensation. The Committee on Directors will consider director nominations submitted by stockholders in accordance with the procedures described below under the caption "Stockholder Proposals for 1998 Annual Meeting." The Management Development Committee is responsible for planning management succession of the Company's senior officers, reviewing the performance of the Chief Executive Officer and monitoring management resources and the performance of key executives. The Management Development Committee met once in 1996. All of these committees are standing committees of the Board.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $25,000. The fee for attending a meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairman receives an additional $500 for each meeting at which he or she presides. Messrs. T. O. Barnes and Martin receive no retainer or meeting fees for service as directors. The grant of rights to receive stock and the payment of dividend equivalents under the Non-Employee Director Deferred Stock Plan are additional forms of director compensation. Under this plan, each non-employee director has been granted the right to receive 2,000 shares of Common Stock when his or her membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 2,000 times the dividend per share for each dividend payment date.(1)

---------------
(1) Mr. T. O. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

MANAGEMENT'S STOCK OWNERSHIP

As of February 4, 1997, the Company's directors, nominee for director, named executive officers and directors and officers as a group, beneficially owned the number of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), shown below:

                                                        Amount and
                                                        Nature of                      Percent of
                    Name of Person                      Beneficial                       Common
                         or Group                       Ownership(1)                     Stock
-------------------------------------------------------------------------------------------------
Thomas O. Barnes(2)                                       458,887                         6.9%
Gary G. Benanav                                             2,609                            *
John E. Besser                                             22,877                            *
William S. Bristow, Jr.                                   207,962                          3.1
Robert J. Callander                                         3,123                            *
Leonard M. Carlucci                                        36,652                            *
George T. Carpenter                                        61,030                            *
Donna R. Ecton                                              3,018                            *
Ali A. Fadel                                               22,341                            *
Frank E. Grzelecki                                              0                            *
Marcel P. Joseph                                            3,023                            *
John J. Locher                                             14,683                            *
Theodore E. Martin                                         90,482                          1.4
Juan M. Steta                                               8,246                            *
K. Grahame Walker                                           3,219                            *
Directors & officers as a group(17 persons)               845,610                         14.5

--------------------------------------------------------------------------------
* Less than 1% of Common Stock beneficially owned.

NOTES TO THE STOCK OWNERSHIP TABLE:

(1) The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note. Mr. T. O. Barnes has sole voting power and no investment power with respect to 240,370 shares pursuant to a revocable power of attorney given to him by Mr. Wallace Barnes. These shares are also included in the holdings for Mr. W. Barnes set forth below under the caption "Beneficial Owners of More than 5% of Shares." Mr.
T. O. Barnes also has sole voting and shared investment power with respect to 112,479 shares and no voting and shared investment power with respect to 25,056 shares. Of these 25,056 shares, 3,000 shares are also included in the figure for Mr. Martin who shares investment power. Included in Mr. Carpenter's total are 55,482 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 160,560 shares. The remainder of Mr. Bristow's shares are held in a trust which he has the power to revoke.

The shares listed for Messrs. T. O. Barnes, Besser, Carlucci, Fadel, Locher and Martin, and the directors and officers as a group, include 18,200, 14,340, 22,350, 11,250, 8,400, 48,920 and 139,835 shares, respectively, which they have the right to acquire within 60 days after February 4, 1997. The shares listed for Messrs. T. O. Barnes, Besser, Carlucci, Fadel, Locher and Martin and the directors and officers as a group also include 1,020, 5,561, 3,454, 2,024, 5,787, 2,808 and 28,319 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company's Guaranteed Stock Plan (an employee stock ownership plan). The shares listed for Messrs. T. O. Barnes, Benanav, Bristow, Callander, Carpenter, Ecton, Joseph, Steta and Walker include 2,000 shares each that each of them have the right to receive under the Non-Employee Director Deferred Stock Plan described above.

The shares listed for Messrs. Carlucci, Fadel and Martin include 8,031, 9,067 and 20,725 incentive stock units, respectively, that each currently may have the right to receive on February 16, 2001 pursuant to an

Incentive Stock Right Agreement. A description of the Incentive Stock Right Agreement is contained in Note (c) to the Summary Compensation Table.

Except for the shares under the Non-Employee Director Deferred Stock Plan and the incentive stock rights of Messrs. Carlucci, Fadel and Martin, the number of shares reported as beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) Mr. T. O. Barnes's address is 123 Main Street, Bristol, Connecticut 06010.

The Board of Directors believes that, except for matters required to be submitted to stockholders, the Company is controlled by its Board of Directors acting as such.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its officers and directors have complied in 1996 with the filing requirements of Section 16(a) of the Exchange Act, except that Mr. T.
O. Barnes was late in reporting one transaction involving a trust of which he is a co-trustee.

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

As of December 31, 1996, in addition to Mr. T. O. Barnes, whose beneficial ownership of Common Stock is set forth above under the caption "Management's Stock Ownership," the individuals and institutions set forth below are the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

                                                                          Amount and
                                                                          Nature of    Percent of
                             Name and Address                             Beneficial     Common
                           of Beneficial Owner                            Ownership      Stock
------------------------------------------------------------------------
Mr. Wallace Barnes(1)                                                       682,465       10.2%
1875 Perkins Street
Bristol, Connecticut 06010

Fleet National Bank(2)                                                      868,675       13.0
777 Main Street
Hartford, Connecticut 06115

State Street Bank and Trust Company(3)                                    1,173,422       17.9
225 Franklin Street
Boston, Massachusetts 02110

---------------
(1) As of December 31, 1996, Mr. Wallace Barnes reported that he beneficially owned 682,465 (10.2%) shares of Common Stock. He has sole voting and investment power with respect to 164,094 shares, sole voting power and shared investment power with respect to 278,001 shares, and no voting and sole investment power with respect to 240,370 shares.

(2) As of December 31, 1996, Fleet National Bank ("Fleet") reported that it was the beneficial owner of 868,675 (13.0%) shares of Common Stock. Fleet reported that it had sole voting and sole investment power with respect to 157,419 shares, sole voting and shared investment power with respect to 4,373 shares, sole voting and no investment power with respect to 3,350 shares, shared voting and shared investment power with respect to 161,360 shares, shared voting and no investment power with respect to 234 shares, and no voting and shared investment power with respect to 541,939 shares.

(3) As of December 31, 1996, State Street Bank and Trust Company ("State Street") reported that it held 1,149,622 (17.6%) shares of Common Stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan). The plan provides that the stock shall be voted by the Trustee as directed by the participants in the plan. State Street also reported that it had sole voting and investment power with respect to 23,600 shares and sole voting and shared investment power with respect to 200 shares.

REPORT OF THE COMPENSATION COMMITTEE

The Company's compensation program for executive officers is designed to attract, retain and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company and the interests of the Company's stockholders. To this end, the Company has implemented a competitive total compensation program for executive officers composed of the following elements, each of which are separately discussed below: base salary; annual bonus; and long-term compensation, including both awards under the Company's Long Term Incentive Plan and 1991 Barnes Group Stock Incentive Plan.

BASE SALARY

Base salaries for the President and Chief Executive Officer and the other executive officers are established by considering competitive levels for positions of similar responsibility, the experience of the individual and the executive's expected contribution to the Company. Merit increases are determined based upon both the overall performance of the individual and the Company as a whole and changes in competitive compensation levels.

Mr. Martin became President and Chief Executive Officer on July 1, 1995. His annual base salary was reviewed and increased to $500,000 at the beginning of 1996. In reviewing and adjusting Mr. Martin's salary, the Compensation Committee considered many factors, including the following: Mr. Martin's leadership of, and individual contribution to, the Company; the Company's progress with respect to financial and strategic targets and objectives; trends with respect to the Company's sales, earnings per share, return on equity, return on capital employed, operating margin and cash flow; and the salaries of chief executive officers of companies similar to the Company in size and complexity.

ANNUAL BONUS

Annual bonuses may be earned by executive officers and other key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the Company as a whole or the business unit over which the individual has a direct influence. The Committee establishes annual financial measurements for the Company and each major operating unit, the achievement of which will determine the level of the bonus. The measurements for the Company, which are applicable to the President and Chief Executive Officer and the corporate staff officers, are based on the Company's consolidated net income. In addition, the plan allows for the exclusion of certain provisions such as restructuring charges. The measurements for operating units, which are applicable to officers having direct responsibilities relating to one of the Company's three operating units, are based on the operating income of the applicable unit less a charge for the capital employed by the unit.

Each of the Company's officers is eligible to receive a percentage of his or her base salary as a bonus if the Company achieves its financial goals. The percentage varies depending on the individual's position with the Company. In 1996, the maximum amount of base salary payable as a bonus under the plan to each of the Company's officers was: 100% for the President and Chief Executive Officer; 90% for the Group Presidents; 80% for the Senior Vice Presidents; and 50% for the Company's other officers and senior executives. For exceptional performance results, the Compensation Committee may award amounts in excess of maximum to any participant. Mr. Martin received a bonus of $575,000 for 1996.

LONG-TERM COMPENSATION

Management and the Committee believe that, over the long term, stockholder value is created by the generation of cash flow in excess of the risk-adjusted cost of the stockholders' equity invested in the

Company. The Company's Long Term Incentive Plan ("LTIP") rewards executive officers for increasing over time the excess of cash flow from operations over the risk-adjusted cost of equity.

Under the LTIP, the Committee grants performance units to executive officers, and cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is a function of cash flow from operations, less the risk-adjusted cost of equity capital, for the current year plus the previous four years. Awards for the three-year cycle are paid in the year following the end of the cycle.

Awards under the LTIP paid in 1996 were based on an increase in the value of performance units over the three-year period from 1993 to 1995 resulting from an increase in cash flow in excess of the cost of equity capital. In 1996, Mr. Martin received an award of $72,480 for the 1993-1995 period.

Under the 1991 Barnes Group Stock Incentive Plan, the Committee grants stock options and other stock-based awards to executive officers and other key executives in an effort to align the interests of executives with those of the stockholders. Except for one-time initial grants (which are typically awarded at 85% of market value) to certain senior executive officers upon assumption of their positions, options generally have been granted on an annual basis at the market price of the Common Stock on the date of grant to vest and become exercisable over time.

In July, 1993, however, the Committee made special option grants to executive officers and other key managers in lieu of grants that would normally have been given over the four-year period 1994 through 1997. To ensure that option recipients were not rewarded unless the market price of the Common Stock experienced a significant increase, these options contained special provisions relating to exercisability. They did not become exercisable until 1997 at the earliest, and then only if the market price of the Common Stock reached $44 per share for at least 30 consecutive trading days beginning January 1, 1997. The market price threshold was achieved and sustained for the required 30-day period, and the options became exercisable on February 13, 1997.

Mr. Martin received options under this special grant to purchase 14,800 shares at an exercise price of $31.25 per share, the market price of the Common Stock on the date of grant. In January, 1994, in recognition of Mr. Martin's assumption of the position of Executive Vice President-Operations, he received additional options to purchase 13,200 shares under substantially the same terms as the 1993 special grant at an exercise price of $31.13 per share, the market price of the Common Stock on the date of grant. In addition, on June 30, 1995, in recognition of Mr. Martin's assumption of the position of President and Chief Executive Officer, he received options to purchase 40,000 shares under the terms of regular stock option grants at an exercise price of $40.25 per share, the market price on the date of grant.

On February 16, 1996, Mr. Martin and two other executive officers of the Company each were awarded incentive stock rights, with attached dividend equivalent rights, described in footnote (c) to the Summary Compensation Table. These awards, like the special option grants, serve as incentives for these key executive officers both to remain with the Company and to enhance stockholder value.

In general, the number of performance units granted under the LTIP and the number of stock options and other stock-based awards granted under the 1991 Barnes Group Stock Incentive Plan are based on the responsibilities and performance of the individual and the market median of long-term incentive opportunities for persons in similar positions to the Company in size and complexity.

OTHER

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year (the "Million Dollar Cap") for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the proxy statement (the "Covered Executives"). Regulations issued under the Code exclude from the Million Dollar Cap compensation that is calculated based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation awards for Covered Executives that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs. The Committee also considers it important, however, to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

CONCLUSION

The Committee believes that the elements of the compensation programs described above combine to provide competitive total compensation packages to the Company's executive officers. Most importantly, an executive's total compensation is heavily dependent on corporate performance in a manner which aligns the interests of the executive with those of the stockholders over the long term.

                                       COMPENSATION COMMITTEE:

                                       Donna R. Ecton, Chairman
                                       Gary G. Benanav
                                       Marcel P. Joseph
                                       Juan M. Steta

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1996, the Compensation Committee consisted of Ms. Ecton and Messrs. Benanav, Carpenter, Joseph and Steta. Companies in which Mr. Carpenter is a major stockholder acted as general contractor for construction work performed at the Company's Executive Office and at its manufacturing plants in Windsor and Bristol, Connecticut. The aggregate price for the construction work was $200,710.

COMPENSATION

The following table sets forth compensation paid by the Company to its Chief Executive Officer and to the four remaining most highly-paid persons who were executive officers at the end of 1996 based on salary and any payments made under the Company's annual bonus plan. Pursuant to applicable rules, compensation information is also provided for John E. Besser who resigned as an officer of the Company in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              Long Term Compensation
                                                                                     ----------------------------------------
                                                                                              Awards                Payouts
                                                                                     -------------------------     ----------
                                                      Annual Compensation
                                               ---------------------------------
                                                                          Other      Restricted     Securities
                                                                         Annual        Stock        Underlying
                                                                         Compen-     Awards(c)       Options          LTIP
  Name and Principal Position(a)      Year      Salary       Bonus       sation(b)      ($)            (#)         Payouts(d)
----------------------------------    ----     --------     --------     -------     ----------     ----------     ----------
T. E. Martin                          1996     $500,004     $575,000     $18,764     $1,660,000          -0-        $ 72,480
President and                         1995      375,006      187,503     14,011             -0-       40,000           4,620
Chief Executive Officer               1994      280,008      139,164      8,866             -0-       13,200           3,060

A. A. Fadel                           1996      240,012      183,202      1,248         726,250          -0-          34,500
Vice President, Barnes Group Inc.     1995      197,504       80,000      1,275             -0-          -0-           1,344
and President,                        1994      167,404       83,702        905             -0-       26,200             -0-
Associated Spring

T. O. Barnes                          1996      230,004      184,003      1,696             -0-          -0-          38,240
Chairman of the Board and             1995      212,502      106,251      1,611             -0-          -0-           1,555
Senior Vice President-                1994      180,000       89,280        -0-             -0-       23,200             -0-
Administration

L. M. Carlucci                        1996      210,000      189,000      4,377         643,250          -0-          38,880
Vice President, Barnes Group Inc.     1995      176,374       88,187      3,613             -0-          -0-           1,250
and President, Bowman                 1994      151,849       74,323      2,916             -0-        4,000             -0-
Distribution

J. J. Locher                          1996      152,316       76,158      4,139             -0-          -0-          48,960
Vice President, Treasurer             1995      152,316       76,158      4,179             -0-          -0-           1,782
                                      1994      147,876       73,198      3,740             -0-          -0-           1,404

J. E. Besser                          1996      240,012          -0-      8,590             -0-          -0-          67,200
Former Senior Vice President-         1995      240,012      120,006      8,649             -0-          -0-           4,752
Finance and Law                       1994      220,008      106,923      7,454             -0-        4,400           3,276


                                       All
                                      Other
                                     Compen-
  Name and Principal Position(a)    sation(e)
----------------------------------  ---------
T. E. Martin                         $29,984
President and                         25,619
Chief Executive Officer               22,107
A. A. Fadel                            6,536
Vice President, Barnes Group Inc.      6,580
and President,                         6,122
Associated Spring
T. O. Barnes                           9,479
Chairman of the Board and             10,328
Senior Vice President-                 9,596
Administration
L. M. Carlucci                        11,642
Vice President, Barnes Group Inc.     10,396
and President, Bowman                  9,955
Distribution
J. J. Locher                          11,252
Vice President, Treasurer             11,252
                                      11,084
J. E. Besser                          18,516
Former Senior Vice President-         18,612
Finance and Law                       18,133

(a) Mr. Martin was promoted to President and Chief Executive Officer in July, 1995. Mr. Carlucci assumed his current position in December, 1995.

(b) Reimbursement for taxes paid on insurance premiums paid by the Company. The figure for Mr. Martin also includes "above-market" interest (as defined in rules promulgated by the Securities and Exchange Commission) paid on deferred compensation.

(c) On February 16, 1996, Messrs. Martin, Fadel and Carlucci were each awarded incentive stock rights consisting of 40,000, 17,500 and 15,500 incentive stock units, respectively. Incentive stock units are denominated in shares of Common Stock. Half of the rights awarded to each executive entitle the holder to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to the holder on February 16, 2001, provided that the holder is an employee of the Company on that date. Units underlying these rights were credited to each executive as of the date of the award. The other half of the rights awarded to each executive entitle the holder to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to the holder on February 16, 2001, provided that the holder is an employee of the Company on that date and that specified performance targets for the Company's earnings per share are met. Units underlying these rights are credited in increments to each executive over the term of the award, commencing February 15, 1997, in accordance with a schedule based on the attainment by the Company of specified levels of earnings per share. Pursuant to the terms of the award, the holder is credited with dividend equivalents on all incentive stock units credited to him based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents, once credited, are converted into a number of additional incentive stock units, as of each dividend payment date, equal to the amount of dividends that would have been paid on the number of shares of Common Stock equal to the number of incentive stock units credited to the holder immediately prior to the dividend payment date divided by the market price of the Common Stock on the dividend payment date. As of December 31, 1996, Messrs. Martin, Fadel and Carlucci were credited with 20,725, 9,067 and 8,031 incentive stock units, respectively, having a value as of December 31, 1996 of $1,243,500, $544,020 and $481,860, respectively.

(d) Payment in the designated year with respect to three-year performance cycles ending the prior year. Thus, the payment made in 1996 covered the three-year cycle ending in 1995.

(e) Includes Company matching contributions under the Guaranteed Stock Plan and premiums paid for life insurance. In the case of Mr. Barnes, it also includes the amount of dividend equivalents that he received under the Company's Non-Employee Director Deferred Stock Plan described above under the caption "Non-Employee Director Deferred Stock Plan."

STOCK OPTIONS

No stock options were granted in 1996 to any of the executive officers listed in the Summary Compensation Table.

The following table provides information relating to stock option exercises in 1996 by the named executive officers and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1996, based on the difference between the exercise price and the $60 per share year-end market price of the Common Stock.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                         AND YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES UNDERLYING
                                                                                                 VALUE OF UNEXERCISED IN-THE-
                        SHARES                              UNEXERCISED OPTIONS/SARS AT              MONEY OPTIONS/SARS AT
                       ACQUIRED                                 FISCAL YEAR-END(#)                    FISCAL YEAR-END($)
                          ON               VALUE          -------------------------------       -------------------------------
                      EXERCISE(#)       REALIZED($)       EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                      -----------       -----------       -----------       -------------       -----------       -------------
T. E. Martin              2,235          $  27,237           19,970             58,950           $ 571,510         $ 1,425,684
A. A. Fadel                 -0-                -0-            9,225             22,575             296,700             686,094
T. O. Barnes                -0-                -0-            2,500             18,200              83,850             548,784
L. M. Carlucci            5,000             54,193           11,600             10,750             382,575             309,280
J. J. Locher              7,600             63,284            1,600              6,800              34,592             195,200
J. E. Besser             15,600            253,461            2,600             14,340              89,700             412,787

LONG-TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 1996 under the LTIP.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                                               PERFORMANCE OR
                                                             NUMBER OF          OTHER PERIOD
                                                           SHARES, UNITS           UNTIL
                                                              OR OTHER           MATURATION
                                          NAME               RIGHTS(#)           OR PAYOUT
                                                           --------------      --------------
                              T. E. Martin                 47,400 units        1996-1998(a)
                              A. A. Fadel                  14,600 units        1996-1998(a)
                              T. O. Barnes                 12,000 units        1996-1998(a)
                              L. M. Carlucci               13,300 units        1996-1998(a)
                              J. J. Locher                 2,600 units         1996-1998(a)
                              J. E. Besser                 -0-                      N/A

(a) Under the LTIP, there are no thresholds, targets or maximums (as those terms are used in the Securities and Exchange Commission's rules). Payments are based on the increase in the value of performance units during the indicated performance period. The value of a performance unit over the three-year period ending December 31, 1996 increased by $5.38. However, this is not necessarily representative of the increase, if any, that will occur during the period 1996-1998. During 1996, the first year of the current performance period, the value of a performance unit increased by $2.91. Payments under the LTIP made in the prior three years are shown in the Summary Compensation Table. Performance units granted under the LTIP are described above under the caption "Report of the Compensation Committee."

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to a named executive officer (other than Messrs. T. O. Barnes, Carlucci, Fadel and Martin, whose benefits are estimated in Pension Plan Table B below) as though he had retired in 1996 at age 65 in specified compensation and years of service classifications under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

                              PENSION PLAN TABLE A

                                             Years of Service
                 -------------------------------------------------------------------------
Remuneration        15           20           25           30           35           40
------------     --------     --------     --------     --------     --------     --------
  $125,000       $ 43,508     $ 58,010     $ 72,513     $ 75,638     $ 78,763     $ 81,888
   150,000         52,695       70,260       87,825       91,575       95,325       99,075
   200,000         71,070       94,760      118,450      123,450      128,450      133,450
   250,000         89,445      119,260      149,075      155,325      161,575      167,825
   300,000        107,820      143,760      179,700      187,200      194,700      202,200
   350,000        126,195      168,260      210,325      219,075      227,825      236,575
   400,000        144,570      192,760      240,950      250,950      260,950      270,950
   450,000        162,945      217,260      271,575      282,825      294,075      305,325
   500,000        181,320      241,760      302,200      314,700      327,200      339,700
   550,000        199,695      266,260      332,825      346,575      360,325      374,075
   600,000        218,070      290,760      363,450      378,450      393,450      408,450

The compensation included in Pension Plan Table A in determining earnings for retirement plan purposes includes only annual salaries as shown in the column labeled "Salary" in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. The benefits listed in the table are not subject to a deduction for Social Security.

Messrs. T. O. Barnes, Carlucci, Fadel and Martin all participate in the Company's Supplemental Senior Officer Retirement Plan. The following table gives examples of estimated annual retirement benefits payable under the Company's Supplemental Senior Officer Retirement Plan to each of these senior executive officers as though he had retired in 1996 at age 65 in specified compensation and years of service classifications.

                              PENSION PLAN TABLE B

                          15 or More
Remuneration           Years of Service
------------           ----------------
 $  125,000               $   68,750
    150,000                   82,500
    200,000                  110,000
    250,000                  137,500
    300,000                  165,000
    350,000                  192,500
    400,000                  220,000
    450,000                  247,500
    500,000                  275,000
    600,000                  330,000
    700,000                  385,000
    800,000                  440,000
    900,000                  495,000
  1,000,000                  550,000
  1,100,000                  605,000
  1,200,000                  660,000
  1,300,000                  715,000

The compensation included in determining earnings for the Supplemental Senior Officer Retirement Plan includes only annual salary and bonus as shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. This plan functions as an "umbrella" plan, and benefits listed in the table above are subject to deduction for Social Security benefits, benefits derived from other employers' pension plans and any benefits earned under the Company's other defined benefit plans, including, without limitation, the Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

Years of service as of December 31, 1996, rounded to the nearest whole year, for the named executive officers are as follows: T. E. Martin, 6 years; A. A. Fadel, 5 years; T. O. Barnes, 6 years; L. M. Carlucci, 21 years; J. J. Locher, 15 years; and J. E. Besser, 16 years.

PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1991 is set forth below.

     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF BARNES GROUP INC., THE S&P 500 INDEX AND THE S&P MANUFACTURING (INDUSTRIAL DIVERSIFIED) INDEX

         MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                S&P 500         S&P MANUFACTURING    BARNES GROUP INC.
DEC-91                                                100                  100                  100
DEC-92                                             107.61               108.39                90.18
DEC-93                                             118.41               131.58                96.56
DEC-94                                             119.97               136.11               122.37
DEC-95                                             165.00               191.66               120.53
DEC-96                                             202.85               255.58               208.30

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK
                       AND DECREASE PAR VALUES PER SHARE

On February 21, 1997, the Board of Directors unanimously approved a three-for-one stock split in the form of a stock dividend of the Common Stock (the "Stock Split"), subject to the approval by the stockholders of a proposed amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of Common Stock from 20,000,000 shares to 60,000,000 shares and decrease the par values of the Common Stock and the Company's preferred stock (the "Preferred Stock") from $1.00 per share to $0.01 per share (the "Proposed Amendment"). In connection with the Stock Split, the Board of Directors unanimously approved the Proposed Amendment. If the Proposed Amendment is not approved by the stockholders of the Company, the Stock Split will not be effected. Accordingly, the Board of Directors recommends that the stockholders approve the Proposed Amendment to increase the number of authorized shares of Common Stock from 20,000,000 to 60,000,000 and decrease the par values of the Common Stock and Preferred Stock from $1.00 per share to $0.01 per share.

On February 21, 1997, the Board of Directors announced its approval of the Stock Split, subject to stockholder approval of the Proposed Amendment, and also announced that, after the Annual Meeting, the Board intends to consider increasing the regular quarterly dividend on the Common Stock by $0.0167 per share (or $0.05 per share of Common Stock before occurrence of the Stock Split). The determination of whether to increase the regular quarterly dividend on the Common Stock is scheduled to be made by the Board of Directors at its regular May meeting.

If the Proposed Amendment is approved by the stockholders, two additional shares of Common Stock (at the new, reduced par value) will be issued for each issued share of Common Stock, and two additional shares of Common Stock will be reserved for each share currently reserved for issuance pursuant to the Company's stock-based compensation plans. If the Proposed Amendment is approved by the stockholders, the payment date for the stock dividend effecting the Stock Split will be the close of business on April 25, 1997 (the "Effective Date"), and the record date for determination of holders of the Common Stock entitled to additional shares resulting from the Stock Split will be the close of business on April 3, 1997. A total of approximately 14,700,000 additional shares of Common Stock is expected to be issued as a result of the Stock Split. Approval of the Proposed Amendment will not affect the validity of Common Stock certificates outstanding on the Effective Date. Such certificates will continue to represent the number of shares of Common Stock shown thereon at the reduced par value per share and, accordingly, would not have to be surrendered to the Company or any of its agents for exchange.

The number of authorized shares of Common Stock under the Certificate of Incorporation as presently in effect is 20,000,000 shares. As of February 4, 1997, 6,669,471 shares of Common Stock were issued and outstanding (exclusive of treasury shares), and 1,268,440 shares of Common Stock were reserved for issuance pursuant to the Company's stock-based compensation plans. Thus, as of February 4, 1997, the maximum number of unreserved shares of Common Stock which may be issued (including treasury shares) was 12,062,089 shares. The Proposed Amendment would increase the number of authorized shares of Common Stock to 60,000,000 shares of Common Stock. No change in the number of authorized shares of Preferred Stock is proposed.

Adoption of the Proposed Amendment and effectuation of the Stock Split would provide approximately 36,200,000 shares of Common Stock (at a reduced par value of $0.01 per share) for future issuance. Although the unreserved shares would provide future flexibility, there are no present plans for their use. The additional shares of Common Stock resulting from the Stock Split will have one vote per share. The holders of Common Stock have no preemptive rights as to additional issuances of Common Stock or securities convertible into or entitling the holder to purchase Common Stock. The Company intends to apply to The New York Stock Exchange, Inc., on which the Common Stock is currently listed, for the listing thereon of the additional shares to be issued and reserved for future issuance as a result of the Stock Split.

The Board of Directors believes that the Stock Split is in the best interests of the Company and its stockholders because it will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may broaden the market for, and increase the liquidity of, the Common Stock. If the Proposed Amendment is approved and the Stock Split effected, the authorized but unissued Common Stock would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law, regulation or stock exchange rule. Under the current rules of The New York Stock Exchange, Inc., stockholder approval is required as a prerequisite to listing shares in several instances, including, for example, acquisition transactions where the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of outstanding common stock.

If the Proposed Amendment is approved, the number of shares of Common Stock covered by each outstanding option issued under the Company's option plans and the exercise price of each such option will be proportionately adjusted to reflect the Stock Split. In addition, financial or other standards utilized in establishing performance targets under the Company's various employee benefit plans will be equitably restated, as appropriate, to take into account the effect of the Stock Split. Furthermore, the number of shares awarded to non-employee directors under the Company's Non-Employee Director Deferred Stock Plan will also be adjusted to take into account the effect of the Stock Split.

The present par values of the Common Stock and Preferred Stock are not consistent with current trends among public corporations whose common stock normally has nominal, if any, par value. Moreover, in reducing the par value of each share of Common Stock and Preferred Stock to $0.01, the Proposed Amendment would result in reduced mandatory capital accounts for both the Common Stock and Preferred Stock and reductions in certain filing fees. Because the Company is required to keep in its capital accounts an amount equal to or in excess of the par value for each share of capital stock issued, the lower par values included in the Proposed Amendment would enable the Company to reduce its stated capital. Specifically, as of April 3, 1997, the changed par value would allow the Company to transfer from stated capital to surplus an aggregate of approximately $15,500,000 after giving effect to the Stock Split, without any negative effect on the Company's cash position or other assets. Such a transfer may enhance the ability of the Company to pay a dividend at a future date, since, under Delaware law, the Company may only declare dividends out of surplus (or, in the event there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year). On February 21, 1997, the Board of Directors voted to transfer an amount from stated capital to surplus as of the Effective Date, subject to stockholder approval of the Proposed Amendment, equal to the amount by which the current stated capital of the Company exceeds the minimum required stated capital. Also, the lower par values included in the Proposed Amendment would reduce the cost of certain filings which are based on the par value of the Company's stock (including principally Secretary of State filings relating to the Proposed Amendment and future amendments to the Certificate of Incorporation to increase the authorized shares of Common Stock or Preferred Stock).

If the Proposed Amendment is approved and becomes effective, the first sentence of Article Fourth of the Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be amended to read in its entirety as follows:

        FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 63,000,000 shares, consisting of 3,000,000 shares of preferred stock of the par value of $0.01 per share and 60,000,000 shares of common stock of the par value of $0.01 per share.

Under existing law and regulation, neither the Proposed Amendment nor the Stock Split will result in any gain or loss or any other form of taxable income to the stockholders of the Company for federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the Stock Split, and stockholders subject to those laws are urged to consult their tax advisors. A stockholder's basis in his or her shares held before the Stock Split will be allocated between such shares and the new shares for the purpose of determining future gain or loss on a sale of any of the shares, and the holding period of new shares will include the holding period of the shares with respect to which they were issued.

After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to somewhat higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value because of the greater number of shares of Common Stock outstanding after the Stock Split. However, the Stock Split should also reduce the expenses of buying or selling a single "round lot" of Common Stock in some cases. The Company will incur certain expenses in connection with the Stock Split, such as listing fees and the cost of preparing and delivering to stockholders new certificates representing the additional shares.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), immediately after the Stock Split, the number of shares of Common Stock available for future issuance would be, on a proportionate basis, the same as the number of shares of Common Stock available for future issuance prior to the Stock Split. The Proposed Amendment is not the result of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. Moreover, the Proposed Amendment is not part of a plan by management to adopt a series of amendments to its Certificate of Incorporation, and management has no current intention to propose anti-takeover measures in future proxy solicitations.

The Company's existing Certificate of Incorporation and By-Laws currently include certain other provisions which could be characterized as having an anti-takeover effect. For example, the By-Laws classify the Board of Directors into three classes of directors with staggered terms of office, provide that Board vacancies may be filled by a majority of the directors remaining in office, provide that the number of directors shall be determined by the Board of Directors and provide that special meetings of stockholders may be called only by the President, the Chairman of the Board or the Board of Directors. In addition, the Certificate of Incorporation states that no action which is required to be taken or which may be taken at any annual or special meeting of stockholders may be taken by consent in writing without a meeting of stockholders. The Certificate of Incorporation also requires certain forms of consideration, minimum price and procedural requirements to be met, or alternatively, the vote of holders of 70 percent of the stock entitled to vote, in order for there to be consummated specified business combinations with certain stockholders, unless such combinations are approved by 66 2/3% of continuing directors who are not affiliated with such stockholders. The Company has also adopted a stockholder rights plan pursuant to the Rights Agreement dated as of December 10, 1996 between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement") which could have a deterrent effect against a takeover of the Company. If the Proposed Amendment is approved and the Stock Split is effected, following the Stock Split and in accordance with the terms of the Rights Agreement, each share of Common Stock (including shares issued pursuant to the Stock Split) will carry one-third of a preferred stock purchase right which will trade automatically with the Common Stock and become exercisable only upon the occurrence of certain events which are fully described in the Rights Agreement.

The affirmative vote of a majority of the outstanding shares entitled to vote at the meeting is required to approve the Proposed Amendment. If the Proposed Amendment is not approved, the Proposed Amendment will not become effective and the proposed Stock Split will not take place.

The Board of Directors unanimously recommends a vote FOR the approval of the Proposed Amendment (Item 3 on the proxy card).

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

Although not required by the Certificate of Incorporation or By-Laws, it has been the Company's practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent accountants. A representative of Price Waterhouse LLP is expected to be present at the meeting with the opportunity to make a statement if the representative wishes and to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent accountants (Item 4 on the proxy card).

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 1997. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of Stockholders must submit proposals to the Company at such address by November 4, 1997. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company's proxy statement) or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-Laws. The By-Laws provide that, in order to be presented at the 1998 Annual Meeting, such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between January 2, 1998 and February 1, 1998. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting, the stockholder's ownership of the Company's capital stock, and in the case of nominations, background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-Laws by writing to the Secretary of the Company at its address given above.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's officers and employees personally or by telephone, facsimile or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to aid in the solicitation of proxies. Georgeson & Company will solicit proxies by personal interview, telephone, telecopy and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $7,000, plus expenses.

The Company had outstanding 6,669,471 shares of common stock as of February 4, 1997, each of which is entitled to one vote. Only holders of record at the close of business on February 4, 1997 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes as to any proposal will not be counted as having been voted on the proposal and will have no effect on the outcome of the vote thereon.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in items 1, 2, 3 and 4 of the Notice of Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

/s/ MARY LOUISE BEARDSLEY
-------------------------

Mary Louise Beardsley

Secretary

March 4, 1997

                        1997 - BARNES GROUP INC. - PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                           APRIL 2, 1997 - 10:30 A.M.
 THE TRAVELERS EDUCATION CENTER, 200 CONSTITUTION PLAZA, HARTFORD, CONNECTICUT
                                  06103 U.S.A.

THE UNDERSIGNED STOCKHOLDER OF BARNES GROUP INC. HEREBY APPOINTS WILLIAM V. GRICKIS, JR. AND MARY LOUISE BEARDSLEY, EACH WITH THE POWER TO APPOINT HIS OR HER SUBSTITUTE, AS THE UNDERSIGNED'S PROXIES AND ATTORNEYS-IN-FACT TO VOTE THE SHARES OF STOCK COVERED BY THIS PROXY AT THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 2, 1997, OR AT ANY ADJOURNMENT THEREOF, UPON THE MATTERS SET FORTH IN THE NOTICE OF SUCH MEETING, WITH ALL THE POWERS THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT. EACH OF SAID PERSONS IS INDIVIDUALLY AUTHORIZED TO VOTE AS SPECIFIED ON ITEMS 1, 2, 3 AND 4 AND OTHERWISE IN HIS OR HER DISCRETION.

       (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON THE REVERSE SIDE)

                       1997 -- BARNES GROUP INC. -- PROXY

The Board of Directors unanimously recommends a vote FOR each of the following nominees and proposals.

(1) ELECTION OF DIRECTORS FOR A THREE-YEAR TERM: Thomas O. Barnes, Gary G. Benanav and Marcel P. Joseph

         FOR             WITHHOLD        (INSTRUCTION: To withhold authority to
         ALL            AUTHORITY         vote for any individual nominee, write
       NOMINEES     FOR ALL NOMINEES      that nominee's name on the line
         [  ]            [ ]              provided below.)

                                        ----------------------------------------

(2) ELECTION OF ONE DIRECTOR TO FILL A
    VACANCY:
    Frank E. Grzelecki

         FOR          WITHHOLD
         THE          AUTHORITY
       NOMINEE     FOR THE NOMINEE
         [ ]             [ ]


(3) PROPOSAL TO AMEND CERTIFICATE OF
    INCORPORATION TO INCREASE AUTHORIZED
    COMMON STOCK AND DECREASE PAR VALUES
    PER SHARE:

    FOR     AGAINST     ABSTAIN
     [ ]     [ ]         [ ]

(4) RATIFICATION OF SELECTION OF
    INDEPENDENT ACCOUNTANTS:

    FOR     AGAINST     ABSTAIN
    [ ]     [ ]         [ ]

  ---------------------------------------------
  "PLEASE MARK INSIDE BOXES SO THAT DATA
   PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
  ---------------------------------------------

                                           THIS PROXY IS SOLICITED BY THE BOARD
                                           OF DIRECTORS. THIS PROXY WILL BE
                                           VOTED IN THE MANNER DIRECTED HEREIN
                                           BY THE UNDERSIGNED STOCKHOLDER.
                                           UNLESS OTHERWISE DIRECTED, THIS PROXY
                                           SHALL BE VOTED FOR ITEMS 1, 2, 3
                                           AND 4.

                                           Please sign exactly as name(s) appear
                                           hereon. If the shares are registered
                                           in the names of two or more persons,
                                           each should sign. Executors,
                                           administrators, trustees, guardians,
                                           attorneys-in-fact, general partners
                                           and other persons acting in a
                                           representative capacity should add
                                           their titles. When the proxy is given
                                           by a corporation, it should be signed
                                           by an authorized officer.

                                           -------------------------------------
                                           Signature

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           Dated: ________________, 1997

                                           PLEASE RETURN THIS CARD PROMPTLY
                                           USING THE ENCLOSED POSTAGE-PAID
                                           ENVELOPE.

                                           PLEASE SEE THE REVERSE SIDE.